UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 7, 2018

Twitter, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36164	20-8913779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1355 Market Street, Suite 900

San Francisco, California 94103

(Address of principal executive offices, including zip code)

(415) 222-9670

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01.	Entry into a Material Definitive Agreement.

On August 7, 2018, Twitter, Inc. (the “Company”) entered into a Revolving Credit Agreement, by and among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”). The Credit Agreement provides for an unsecured revolving loan facility in the aggregate principal amount of $500.0 million.  Pursuant to the Credit Agreement, certain material domestic subsidiaries of the Company are required to guarantee of the obligations under the Credit Agreement.  As of August 10, 2018, there were no guarantors under the Credit Agreement and no outstanding revolving loans under the Credit Agreement.

The proceeds of the loans under the Credit Agreement may be used by the Company for general corporate purposes of the Company and its subsidiaries.  The Company may borrow, repay and reborrow funds under the revolving facility until its maturity on August 7, 2023, at which time such revolving facility will terminate, and all outstanding loans under such facility, together with all accrued and unpaid interest, must be repaid. Revolving loans may be prepaid and revolving loan commitments may be permanently reduced by the Company in whole or in part, subject to certain minimum thresholds, without penalty or premium, subject to customary breakage costs.

Unused commitments under the Credit Agreement will be subject to a commitment fee, payable in arrears on the last day of each fiscal quarter, ranging from 0.100% to 0.250%, depending on the Company’s total leverage ratio (determined pursuant to the Credit Agreement) at such time. The Company is also obligated to pay other customary closing fees and arrangement fees for a credit facility of this size and type.

Borrowings under the Credit Agreement will bear interest, at the Company’s option, at either: (i) the Alternate Base Rate (as defined in the Credit Agreement), plus the Applicable Rate (as defined in the Credit Agreement) or (ii) the Adjusted LIBO Rate (as defined in the Credit Agreement), plus the Applicable Rate. The Applicable Rate in each case is determined based on the Company’s total leverage ratio (determined pursuant to the Credit Agreement) and ranges from 0.000% to 0.750% for borrowings bearing interest at the Alternate Base Rate and 1.000% to 1.750% for borrowings bearing interest based on the Adjusted LIBO Rate. Interest is payable on the last day of March, June, September and December with respect to borrowings bearing interest at the Alternate Base Rate, or on the last day of an interest period, but at least every three months, with respect to borrowings bearing interest at the Adjusted LIBO Rate.

The Credit Agreement contains customary representations and warranties by the Company, which include customary use of materiality, material adverse effect and knowledge qualifiers. The Credit Agreement contains customary affirmative and negative covenants including, among other requirements, negative covenants that restrict the Company’s and its subsidiaries’ ability to create liens, incur indebtedness, make certain restricted payments and enter into or engage in transactions with affiliates. Further, the Credit Agreement contains a covenant requiring the Company to maintain liquidity (determined in accordance with the Credit Agreement) of at least $750.0 million as of the last day of each fiscal quarter.

The Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events with respect to the Company and certain of its subsidiaries, material judgments, and events constituting a change of control. If any principal is not paid when due, interest on such amount will accrue at an increased rate. Upon the occurrence and during the continuance of an event of default, the lenders may accelerate the Company’s obligations under the Credit Agreement; however, that acceleration will be automatic in the case of bankruptcy and insolvency events of default involving the Company.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1. The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

On August 7, 2018, in connection with the Company’s entry into the Credit Agreement, the terminated all revolving loan commitments under the Revolving Credit Agreement, dated as of October 22, 2013 (as amended), among the Company, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Prior Credit Agreement”). On such date, no loans were outstanding under the Prior Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Revolving Credit Agreement, dated as of August 7, 2018, by and among Twitter, Inc., the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWITTER, INC.

By:	/s/ Vijaya Gadde
Vijaya Gadde
Chief Legal Officer & Secretary

Date:  August 10, 2018